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                                                                    EXHIBIT 99.1


CONTACT:
KEN THOMPSON
CHIEF FINANCIAL OFFICER
314-216-2892

COMPANY PRESS RELEASE

                HUTTIG BUILDING PRODUCTS ANNOUNCES STOCK BUYBACK

CHESTERFIELD, MO, AUGUST 20, 2001 - Huttig Building Products, Inc. (NYSE: HBP) today announced that its board of directors has authorized a $15 million stock repurchase program. The shares may be purchased from time to time in the open market on the New York Stock Exchange or in private or negotiated transactions. Repurchased shares will be held as treasury stock and will be available for use in connection with employee benefit plans and other general corporate purposes.

As part of the repurchase program, Huttig has agreed to purchase 790,484 shares of its common stock from The Rugby Group Limited for a cash purchase price of $4,735,000, or a per share price of $5.99, the closing price on the New York Stock Exchange of Huttig's common stock at today's close of the market. Rugby is Huttig's largest shareholder, owning approximately 32% of Huttig's outstanding shares. Huttig has agreed that its repurchase of these shares under the stock repurchase program will not affect Rugby's existing right to nominate up to three members of Huttig's board of directors.

Huttig Building Products, Inc. is a distributor of building materials used principally in new residential construction and in home improvement, remodeling and repair work. Its products are distributed through 60 distribution centers serving 45 states and are sold primarily to building materials dealers, directly to professional builders and large contractors and to home centers, national buying groups and industrial and manufactured housing builders.

This press release contains "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995. This information presents management's expectations, beliefs, plans and objectives regarding Huttig's future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those expressed or implied in any forward-looking statements, including but not limited to the strength of the national and local new residential construction and home improvement and remodeling markets, which in turn depend on such factors as interest rates, employment levels, availability of credit, prices of commodity wood products, consumer confidence, adverse weather conditions and competition. Huttig's SEC filings, including its Annual Report on Form 10-K, contain detailed information relating to such factors.